UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 14, 2013 (June 13, 2013)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, John P. Rijos, Co-President and Chief Operating Officer of Brookdale Senior Living Inc. (the "Company"), will retire from the Company, effective June 15, 2013.  On June 13, 2013, the Company's Board of Directors appointed Gregory B. Richard to serve as the Company's Executive Vice President and Chief Operating Officer, effective June 16, 2013.

Mr. Richard, 59, has served as the Company's Executive Vice President – Field Operations since January 2008.  He previously served as Executive Vice President – Operations from July 2006 through December 2007. Previously, Mr. Richard served as Executive Vice President and Chief Operating Officer of American Retirement Corporation since January 2003 and previously served as its Executive Vice President – Community Operations since January 2000. Mr. Richard was formerly with a pediatric practice management company from May 1997 to May 1999, serving as President and Chief Executive Officer from October 1997 to May 1999. Prior to this, Mr. Richard was with Rehability Corporation, a publicly traded outpatient physical rehabilitation service provider, from July 1986 to October 1996, serving as Senior Vice President of Operations and Chief Operating Officer from September 1992 to October 1996.

In connection with his appointment, Mr. Richard's base salary was increased to $450,000, effective June 16, 2013.  Mr. Richard will also be eligible to receive a total annual cash incentive opportunity equal to 100% of his annual base salary, subject to the terms of the Company's incentive compensation plan for senior executive officers.  In addition, Mr. Richard was granted 10,429 shares of Company time-based restricted stock and 10,428 shares of Company performance-based restricted stock under the terms of the Company's Omnibus Stock Incentive Plan, as amended and/or restated from time to time (the "Plan").

The time-based shares of restricted stock vest ratably in four installments on May 20, 2014, May 20, 2015, May 20, 2016 and May 20, 2017, subject only to Mr. Richard's continued employment.  Seventy-five percent (75%) of the performance-based shares will vest on May 20, 2016 and twenty-five percent (25%) of the performance-based shares will vest on May 20, 2017, in each case subject to Mr. Richard's continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Compensation Committee of the Company's Board of Directors.

The performance targets for the first tranche of performance-based shares are based on the Company's three year compound annual growth rate ("CAGR") of Cash From Facility Operations ("CFFO") per share, with results to be measured based on the Company's CFFO per share in 2015.  The performance targets for the second tranche of performance-based shares are based on the Company's calendar year 2016 return on investment ("ROI") on all Program Max projects approved in 2013 and completed prior to the end of 2014.  Any performance-based shares which do not vest in either tranche will be forfeited.

Additional information regarding Mr. Richard's compensation arrangements was included in the Company's Proxy Statement filed with the Securities and Exchange Commission (the "SEC") on April 30, 2013.

Item 5.07     Submission of Matters to a Vote of Security Holders.

(a) The Company held its annual meeting of stockholders on June 13, 2013.

(b) Jackie M. Clegg, Randal A. Nardone and James R. Seward were reelected as Class II directors at the annual meeting, to hold office for a term of three years and until their respective successors are duly elected and qualified.  The terms of office of the following directors continued after the annual meeting:  Jeffrey R. Leeds, Frank M. Bumstead, Wesley R. Edens, Mark J. Schulte, W.E. Sheriff and Dr. Samuel Waxman.

The following votes were taken in connection with the election of directors at the annual meeting:

Director Nominees	Votes For	Withhold Authority	Broker Non-Votes
Jackie M. Clegg	106,285,567	920,083	5,612,654
Randal A. Nardone	77,646,411	29,559,239	5,612,654
James R. Seward	106,283,913	921,737	5,612,654

The proposal to ratify the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2013 fiscal year was approved. The following votes were taken in connection with the proposal:

Proposal	Votes For	Votes Against	Abstentions	Broker Non- Votes
Ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2013 fiscal year	106,248,414	6,168,788	401,102	—

At the annual meeting, the Company's stockholders voted on an advisory basis to approve the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the annual meeting pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables). The following votes were taken in connection with the proposal:

Proposal	Votes For	Votes Against	Abstentions	Broker Non- Votes
Advisory vote to approve named executive officer compensation	101,478,711	5,294,430	432,509	5,612,654

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	June 14, 2013	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Vice President, Co-General Counsel and Secretary